Exhibit 10.32

This Amendment (the “Amendment”) to the Memorandum of Understanding dated June 8, 2020 is entered into as of this 10th day of August, 2020 (“Effective Date”), by and among OFFICE MART, INC. (“OM”), a North Carolina corporation, JASON ANGEL (“JA”), in his individual capacity, GLOBAL CLEAN SOOLUTIONS, LLC (“GC”), a Nevada corporation and ZAAZ MEDICAL, INC. (“ZM”). OM, JA, GC and ZM shall also be referred to hereinafter as a “Party,” and collectively, as the “Parties.”

WHEREAS, on June 8, 2020 the parties entered into a Memorandum of Understanding (“MOU”); and

WHEREAS, the parties have elected to enter into this Amendment to define the transaction to date, the commitments and contributions by the Parties and the security and collateral going forward.

WHEREAS, the parties agree to be bound by the terms of this Amendment upon execution.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Partial Delivery of Purchase Order:

(a)	As of the Date first written above ZM has delivered 330,025 units pursuant to the State of California Purchase Order set forth in the MOU.
(b)	As of the Date first written above OM has collected payments from State of California in the amount of $_____________.
(c)	Based on the partial delivery of the purchase order, ZM and OM agree that as of June 30, 2020, GC is owed ______% percentage of the fee of $2,875,000 which equals $_________ (hereinafter referred to as “Partial Fee”.)
(d)	ZM hereby agrees that such Partial Fee has been fully earned and shall be paid on or before August 31, 2020. GC has attached the invoice (“Exhibit A”) for the Partial Fee which is incorporated herein by reference.

2.	Commitments and Contributions:

(a)	GC contributed $825,000, as a deposit, on or about May 27, 2020 to OM to secure the PO’s and sourcing partnerships.
(b)	OM hereby agrees that such deposit shall be refunded within 90 days in cash.
(c)	In the sole discretion of GC, GC may accept repayment of the deposit in the form of acceptable goods. This acceptance of repayment in goods in the sole discretion of GC shall be confirmed in writing signed by all parties with detailed confirmation of receipt of the goods according to written specifications.
(d)	OM agrees that GC is due an amount of $907,500 due for consulting fees (the “Consulting Fee”) through June 30, 2020, of which $50,000 has been paid as of the date of this Amendment. GC has forwarded OM an invoice (“Exhibit B”) for such an amount.
(e)	OM shall agree to remit 20% of its collectables from its current or future customers to GC until the Consulting Fee is paid in full.
(f)	OM shall agree to remit 100% of any funds due to OM from any and all transactions that are closed and include GC’s participation.

3.	Security and Collateral:

(a)	GC shall file a UCC (the “UCC”) (“Exhibit D”), against the assets of OM. The UCC shall be released by GC upon receipt of all funds due.

4.	Confidentiality. The Parties agree that the terms of this MOU are confidential and may not be disclosed, except as may be required by law or as contemplated by the Definitive Agreements, and except as to disclosure to the Parties’ boards of managers, boards of directors, advisors and financial institutions, without the consent of the Parties, which shall not be unreasonably withheld or delayed. All such persons and parties must be bound to hold the terms of this MOU confidential. Notwithstanding the foregoing, the Parties acknowledge that ZM will make such disclosures regarding the general terms of the proposed transactions as required to fulfill their Obligations from the above sections. This Section shall survive the termination or expiration of this MOU.

5.	Legal Effect. Until the Parties form the Company and enter into an operating agreement or shareholders’ agreement with respect to the subject matter of this MOU, the provisions of this MOU shall be binding upon the Parties, including the WHEREAS clauses which form an integral part hereof.

6.	Further Assurances. Each Party hereto shall execute and deliver all such further instruments and documents as may reasonably be requested by the other Party or Parties in order to carry out fully the intent, and to accomplish the purposes, of the Company business and the transactions contemplated hereby, including the Definitive Agreements.

7.	Notice. Any notice or communication required or permitted under this MOU shall be sufficiently given if delivered in person or by certified mail, return receipt requested, internationally recognized overnight carrier or by electronically confirmed email to the address set forth in the opening paragraph or to such other address as one Party may have furnished to the other in writing. Notices shall be sent to the following addresses (physical or email):

Office Mart, Inc.

Attn: Jason Angel

607 Benson Rd

Garner, NC 27529

Email: jason@officemart.com

Global Clean Solutions, LLC

Attn: Bryan Pantofel

45 SW 9th Street, Unit 1603

Miami, FL 33130

Email: bryanhpantofel@yahoo.com

ZAAZ Medical, Inc.

Attn: Ian Cruickshank

10605 Stebbins Circle

Houston, TX 77043

Email: ian@zaanmedical.com

8.	Amendment; Severability; No Assignment. This MOU may be amended or supplemented in writing, if signed by all of the Parties. If any provision of this MOU is found to be invalid or Unenforceable for any reason, the remaining provisions will continue to be valid and Enforceable. If a court finds that any provision of this MOU is invalid or Unenforceable, then such provision shall be substituted with a valid provision which reflects as closely as Possible the intentions of the Parties hereunder. This Agreement may not be assigned by any Party or by operation of law or otherwise and, in the event of an attempted assignment, this Agreement shall terminate.

9.	Governing Law This MOU shall be governed by, construed and enforced in accordance with the laws of the State of Pennsylvania without regard to its conflicts of laws principles.

10.	Counterparts. This MOU may be executed in counterparts. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS THEREOF, the undersigned Parties have executed this Amendment as of the Effective Date set forth above.

OfficeMart, Inc.

By:		August 10, 2020
Name:	Jason Angel
Title:	CEO

Zaaz Medical, Inc.

By:		August 10, 2020
Name:	Ian Cruickshank
Title:	CEO

Global Clean Solutions LLC

By:		August 10, 2020
Name:	Brian McFadden
Title:	Member